Exhibit 99.2

NeurogesX, Inc.

Second Quarter 2011 Conference Call

August 9, 2011

Operator:

Greetings ladies and gentlemen and welcome to the NeurogesX Inc.’s Second Quarter 2011 conference call to discuss the quarterly results and our Qutenza launch metrics.

At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Carol Ruth of The Ruth Group. Thank you Ms. Ruth. You may begin.

TRG:

Thank you, Operator. Joining us on the call today are Tony DiTonno, President and Chief Executive Officer and Stephen Ghiglieri, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

Statements in this conference call regarding NeurogesX business which are not historical facts may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, or “The Act.” NeurogesX disclaims any intent or obligation to update these forward-looking statements and claims protection of the Safe Harbor for forward-looking statements contained in the Act.

Forward looking statements may include, but are not limited to, statements regarding the safety and efficacy of Qutenza®; the sufficiency of NeurogesX’ capital resources, after recent financing activity, to fund operations into 2013 and to fund continued Qutenza launch and label expansion efforts and continued development of NGX-1998; planned commercialization and sales strategies and initiatives, as well as the expected benefits of such sales strategies and initiatives, including ; the expected benefits of outreach programs; estimated and projected revenues, royalties and cash utilization for the remainder of 2011, including expected revenue recognition and sources for Q3 2011 and quarterly and annual cash burn rate for 2011; the adequacy of the size of NeurogesX’ sales force; expectations and timing regarding the planned submission of the supplemental NDA for HIV-PN and the market opportunity for HIV-PN; the timing and scope of commercial launch of Qutenza in the European Union and the activities of Astellas in commercialization of Qutenza in the European Union; Astellas plans and timing for clinical trials for Qutenza in PDN and the potential benefits of results from such trials; the status and timing of Astellas’ entering direct supply relationships with NeurogesX’ patch supplier for Qutenza; the timing of reporting results of clinical trials for NGX-1998; the commercial opportunity and potential benefits of NGX-1998, including potential dosing regimens and expanded market opportunities; timing for use of NeurogesX’ current revenue recognition model; and the timing of hiring a new chief executive officer.

Actual results may differ from these discussed here today. Factors that may affect the outcome of forward-looking statements are explained in the risk factors section of our filings with the SEC, including our Form 10-K, which we filed with the SEC on March 30, 2011, as amended, and as updated by our Form 10-Q for the first quarter of 2011 filed with the SEC on May 9, 2011.

Now I would like to turn the call over to Tony DiTonno, President and Chief Executive Officer of NeurogesX.

Anthony DiTonno:

Thank you, Carol and thank you all for joining us today

We have a lot to talk about today so let’s get right into it. Q2 was a productive quarter for us. We are seeing steady growth of Qutenza sales both in the US and in Europe, we strengthened our balance sheet significantly by adding approx. $20 million in equity and up to $20 million in debt, which we expect will extend our cash runway into 2013, completed enrollment in our phase two trial for our NGX-1998 liquid formulation product, had Intellectual property issue for NGX-1998 in the US, and are putting the finishing touches on our sNDA for painful HIV-associated peripheral neuropathy or HIV-PN.

We are seeing the first signs that our focused sales strategy that we talked about at our Investor Day on April 29th is taking hold. Right now our 40 person sales team is focused on maximizing penetration in the top eight institutions in their territories as well as the top 12 private pain practices in their geography. Order patterns, reorder patterns, size of orders etc, all are trending in the right direction. In addition, we have started our patient outreach programs and believe that we will see the benefit of these test programs in future quarters.

Let’s get to the numbers. Factory sales for Q2 were $826,000 as compared to Q1 sales of $603,000 - that’s a 37% increase. Sell-through sales, that is the sales that go from our distributors to end users, be that institutions or private practices, were $814,000 in Q2 compared to $662,000 in Q1 and that’s a 23% increase. We see this continued and steady growth as evidence that we are making progress in establishing Qutenza as an important part of treating PHN in the medical market place.

But as we have said from the beginning, sales are not the only metric we use to measure our success in the marketplace. Cumulative-benefit investigations, another indicator of progress, increased from approx. 1,400 at March 31 to just under 1,800 as of June 30, a 28% increase. By the way, the denial rate continues to be very low, and is just under 4% overall. The number of unique customers increased from 543 in Q1 to 735 in Q2, a 35% increase.

By customer, the cumulative number of institutions that ordered Qutenza since launch grew from 322 in Q1 to 432 in Q2, a 34% increase. And private practice customers grew from 221 in Q1 to 303 in Q2, a 37% increase. More importantly, when we look at the number of customers who have reordered, or repeat customers, we saw that number increase by almost 45% as well during Q2 over Q1. Another key metric we keep an eye on is the number of physicians who are included on our web site www.qutenza.com under “Find a Doctor”. That number increased by 24% in Q2 over Q1 from 364 to 451.

That’s a lot of numbers I just threw out there. Let’s step back from the numbers for a minute and talk about the bigger mission. We know that Qutenza’s clinical profile is compelling to physicians who treat pain associated with PHN. A single treatment that can provide 3 months of pain relief and is unlikely to cause systemic side effects is universally attractive to physicians. With an FDA approval in hand for treating PHN, we are well on our way to establishing Qutenza’s place in the medical community.

We are pleased with the results we are seeing, not only in Qutenza sales, but also all of the metrics I just described a minute or so ago.

Also, as we move forward later this quarter with the filing of our sNDA for painful HIV-PN, we will hopefully be in a position to broaden the patient population that can take advantage of the clinical benefit of Qutenza, assuming we are approved by the FDA. At the same time, we are moving toward an improved method to deliver high-concentration capsaicin topically via NGX-1998 which will, if successful, allow us broaden our marketing approach beyond institutions and larger private pain clinics and expand more into the primary care setting.

Likewise we are seeing the significant progress via our partner Astellas in their sales results. As you will recall we book the royalties received on a quarter lag, so for Q2 we recorded $152,000 in royalties that were from Q1 sales. We estimate royalty income for Q2 which we will record in Q3 to be $303,000, a 100% increase. And as we have discussed in the past, Astellas is moving forward with its plans to initiate clinical trials in treating Painful Diabetic Neuropathy, or PDN. Assuming that these trials confirm the benefit we have seen in a small open-label trial in PDN, and if we are able to supplement our label with a PDN claim in the future, we will have made further progress in our over arching goal of establishing localized topical treatment with capsaicin as an important part of treating PHN and other neuropathic pain conditions.

With regard to the MAA and the clinical follow-up measures, Astellas continues to enroll patients in the one-year safety study (which includes patients with PHN, HIV-PN and other neuropathies) and has submitted painful diabetic neuropathy protocols (both efficacy and long-term safety studies) to the CHMP with a goal of commencing these studies during 2011.

Adding close to $35 million in cash and an AR line for an additional $5M during the third quarter we believe enables us to extend our cash runway into 2013 and allows us to execute the plan that we believe will help us achieve the overarching goal I just talked about. So we know what we have to do. We need to continue to execute on our focused sales strategy by concentrating our effort to build a solid base of centers of excellence, finding and treating as many patients as possible in these settings, while at the same time finding ways to drive more PHN patients to them. Within the past month we have already begun direct-to-patient marketing programs in a few test markets. The initial response from patient attendees has been very positive. We continue to adjust the program and have several programs scheduled in the next few months.

Another priority for us is to find a way to address the patients still being treated by their primary care physician. Again coming back to our over arching goal of establishing topical treatment, initially with Qutenza patch and then 1998 liquid in the future, we are evaluating various options to help us target this portion of the market now and in the future. We have several analyses underway that will help us better define the scope of this project and hope to be in a position to lay these options out to you in our next quarterly call. I do want to remind you that the management and our board are keenly focused on ensuring that the cash we recently raised will be used as efficiently and effectively as possible to execute our business plan.

As I mentioned, we have completed enrollment in our first Phase 2 study of NGX-1998. This trial has two objectives: to determine if an anesthetic pretreatment was necessary and, if so, for how long, and to provide dose-ranging information regarding the capsaicin. Thus far, we believe that no anesthetic pretreatment regiment is necessary. As we have previously demonstrated the efficacy of capsaicin in PHN and have approvals in the U.S. and EU for Qutenza, we are confident about capsaicin’s ability to reduce pain in certain neuropathic pain conditions, the main assessments in this study will compare the preliminary safety, tolerability and efficacy of the two NGX-1998 concentrations with one another. This is an early Phase 2 study and the results will help guide us with dose selection in our ongoing development program. Again, the study is completely enrolled, all patients have completed dosing, and we expect to lock down the database and report top line results before the end of the year.

Let me stop here and turn it over to Stephen to take a closer look at the quarter.

Stephen Ghiglieri:

Thanks Tony and good morning

As we have mentioned, we saw good progress during the second quarter of 2011 on a number of key fronts including our commercialization of Qutenza, our development path both for potential future indications for Qutenza and for NGX-1998, as well as in gaining the access to capital necessary to continue these key initiatives.

First, I will take a couple of minutes to summarize the quarter.

For the second quarter 2011, we are reporting total revenue of $2.5 million. This consists of two primary elements: collaboration revenue and revenues from sales of Qutenza in the US.

US GAAP reported revenue for Qutenza sales was approximately $500 thousand for the quarter and $1.1 million on a year-to-date basis. The second quarter GAAP revenue compares to less than $100 thousand in the year ago period and $600 thousand in the first quarter of 2011. The sequential quarter Qutenza GAAP revenue comparison requires a bit of explanation. As we have talked about previously, we have two hurdles to get over for GAAP revenue recognition – the product has to be sold from our distributor customer to an end user customer (that is a doctor or institution for use on a patient) and we have to have collected the cash from our distributor customer – which under our current situation given our 120 payment terms, means that revenue is usually deferred for those 120 days. The Q2 GAAP revenue therefore is an artifact of the revenue recognition model. This model will continue for a while longer until we have adequate evidence of timely payment and lack of product returns which normally takes about two years of history.

The more meaningful evaluation of Qutenza progress in the quarter relates to the demand for the product from the end user customers in which we saw continued solid growth during the quarter. During the quarter we sold 1,206 patches resulting in sell through revenue of $814,000. This was up 23% from the first quarter of 2011. I will come back in a minute and talk through a few of the revenue metrics we track related to product demand and usage.

At June 30, we had over $800 thousand of deferred revenue and most of that was deferred due to the receivable not yet being due. Receivable collections are not an issue for us. Our customers pay in accordance with our established terms, so the deferred revenue will flow to revenue as those collections occur.

The second component of our revenues is collaboration revenues which has a few elements. The first is amortization of our upfront license fees under our agreement with Astellas. This totaled $1.8 million for the quarter which is consistent with the both the year ago period and the first quarter of 2011. The next element of the collaboration revenue is the royalty that we received from Astellas for their sales of Qutenza in their territory, which to remind you, is Europe, the Middle East and Africa. We report such royalty revenue on a quarter lag basis, so in Q2 we reported Astellas Q1 activity – that amount totaled $152,000 and compares with $200,000 for the first quarter of 2011. During the second quarter of 2011, Qutenza became available in France and they were positioning to bring Qutenza into additional countries in their territory in Q3 and Q4 of this year. We recently received their royalty report of the second quarter of 2011 which showed a very solid increase – doubling their Q1 sales activity, and this amount will be reflected in our Q3 results. We are pleased with the progress and commitment to the product that Astellas is continuing to demonstrate and are very encouraged by the Q2 uptick in their reported royalties to us.

The final element of Collaboration revenue relates to our supply of Qutenza to Astellas which will vary depending on such activity during a quarter, and for which there was very little activity during the second quarter of 2011 amounting to less than 100 thousand dollars. Going forward, we are nearly complete with the process of enabling Astellas to purchase product directly from our primary patch supplier and so we anticipate that this element of collaboration revenue will be negligible going forward.

As of the end of the second quarter, Qutenza was available in a total of 19 countries within the Astellas territory. The average ex-factory price remains near €300.00 per patch. We believe Astellas continues to focus on making Qutenza widely available throughout the European Union and plans to introduce Qutenza in more countries by year end.

Moving down the P&L, our gross margin continues to be lower than our target margins of around 90% due to revenue levels and the fact that cost of goods includes some fixed cost components related to our distribution channel that will continue to weigh down margins for the near term but should effect margins less and less as the quarters progress.

Our operating expenses for the quarter totaled just under $14.6 million which includes noncash stock compensation expense of $0.8 million. Net of the noncash charge, our operating expenses totaled $13.8 million which was up 31% over the year ago period due mainly to the cost of commercial launch as well as our clinical activity related to the Phase 2 study of NGX-1998 which was not part of year ago numbers and was in full swing during the second quarter of 2011. On a sequential quarter basis, operating expenses adjusted for noncash stock compensation expenses increased only slightly from $13.7 million to $13.8 million.

Interest expense in the quarter continues to relate to our financing facility with Cowen Healthcare Royalty Partners. As a reminder, we borrowed $40 million from Cowen which is to be repaid through the proceeds received from Astellas in their commercialization efforts. In quarters where the royalties and milestones received from Astellas don’t meet or exceed the interest charge for the quarter, the residual interests negatively amortizes to the balance sheet and becomes part of the debt – however, we have no current obligation to make payments on that other than what we receive from Astellas.

Our loss per share totaled 81 cents in the quarter on 17.9 million shares outstanding.

We ended the quarter with cash and investments totaling $22.1 million and our cash burn from operations during the second quarter totaled $12.6 million, a slight increase from the Q1 cash burn of $11.8 million due to our higher operating expenses and timing of payments to our vendors.

Going forward, we continue to expect that our operating expenses in 2011 will be in the range of $51 - $53 million excluding non-cash charges. We expect to reduce expenses slightly over the second half of the year as our expenditures on marketing and marketing related activities decrease. We expect our cash burn for the next quarter or two will range between $11 and $13 million per quarter. However, due to timing of spending, and the addition of interest charges from our recently completed debt financing, this quarterly cash burn has increased somewhat and can fluctuation on a quarterly basis.

As Tony mentioned, we saw good improvement in the key metrics that we monitor in helping us gauge the effectiveness of our commercial initiatives. As we talked about at our investor day, our focus has been sharpened on a more concentrated group of key institutions and private practices for establishing them as treating centers for Qutenza. Progress with this initiative is indicated by the increase in formulary placements of 22% to 167. The total number of ordering institutions increased 34% during the quarter. . Moreover, we saw our repeat institutional customers increase from 158 in Q1 to 216 in Q2 a 37 increase. We are seeing similar growth in our private practice customer base with a 37% increase in customers from 221 in Q1 to 303 in Q2. Our private practice customers also showed a strong increase in the number of users who reorder with a 65% jump from 63 in Q1 to 104 in Q2.

Before turning the call back to Tony, I wanted to comment on our recent fundraising activities. As you may have seen, we completed two transactions over the last few weeks. We are happy to say that we were able to complete both a $20 million equity financing and a $20 million debt facility which we believe gives us the cash necessary to take us through 2012 into 2013 and allows us the opportunity to advance the initiatives that we believe will be significant drivers of value for NeurogesX. These initiatives include the continuation of the Qutenza launch, Qutenza label expansion activities and advancement of the NGX-1998 clinical development program. {if asked, what is the split on the spend between these 3 initiatives} Each of these initiatives and the value that they may add to Neurogesx should become clearer over the coming quarters and with that, we believe our alternatives for partnering activities and potentially other financing vehicles may become more readily available to us.

In the meantime, we are keenly focused on striking the appropriate balance of spend versus cash preservation. We are still relatively early in the launch of Qutenza – having now announced 5 quarters of results in a process that we have guided to take up to 8 quarters to really get a sense of product traction and potential We have recently begun direct to patient awareness and education initiatives that when combined with our focused sales strategy for establishing Qutenza treatment centers in key markets, may provide additional impetus for growth. Additionally, we continue to evaluate the best path to increase access to the patients that are treated in the primary care world as a means of driving more of these patients through referral to our Qutenza treatment centers.

Let me turn it back to Tony

Anthony DiTonno:

Thanks Stephen.

As I said at the outset, Q2 was a busy time for us and we made good progress. With the second half in front of us we have several important milestones to come. You can expect us to file our sNDA before the end of the current quarter. We expect to announce preliminary results on the Phase 2 study of NGX-1998before the end of the year, and of course we will continue to keep you up to date on our progress with the Qutenza launch. Going back to last quarter, you will recall that I announced that I will be stepping down as CEO by the end of the year and I thought I would give you a quick update of where we are in finding a replacement. The nominating and governance committee has hired an executive search firm and several candidates have been identified. We all feel confident that we should be able to conclude a smooth transition from myself to the new CEO before the end of the year. So stay tuned for updates on that front as well. In the meantime I can assure you that I am fully engaged in my duties as CEO, and have greatly benefited from the important contribution of Gary Lyons, our executive chairman, who has been very involved in all of our major strategic decisions. Having Gary side by side with me ensures that there is excellent ongoing communication between the management, the board and our shareholders.

We appreciate your continued interest in our company and taking the time to be with us today - let’s turn it over to the operator for questions.

Post Q & A

Thanks again, we look forward to continuing the dialogue following the third quarter